EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

The following is a list of subsidiaries of the Company as of June 30, 2007, omitting subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

NAME	WHERE INCORPORATED
Fidalgo Insurance Company	United States
Flat Island Company	Ireland
MACS Holdings Limited	Bermuda
Microsoft Asia Island Limited	Bermuda
Microsoft Capital Group, LP	United States
Microsoft (China) Company, Limited	China
Microsoft Company, Limited	Japan
Microsoft EMEA Cost Share, LLC	United States
Microsoft General Management Company	United States
Microsoft Global Finance	Ireland
Microsoft International BV	Netherlands
Microsoft Investments, Inc.	United States
Microsoft Ireland Capital	Ireland
Microsoft Ireland Operations Limited	Ireland
Microsoft Korea, Inc.	Korea
Microsoft Licensing, GP	United States
Microsoft Manufacturing BV	Netherlands
Microsoft Online, LP	United States
Microsoft Operations Pte Ltd	Singapore
Microsoft Operations Puerto Rico, LLC	Puerto Rico
Microsoft R-Holdings, Inc.	United States
Microsoft Regional Sales Corporation	United States
Microsoft T-Holdings, Inc.	United States
MOL Corporation	United States
Round Island One	Ireland